UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

————————————————

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

FRED'S, INC.

(Exact Name of Registrant as Specified in Charter)

Commission File Number 001-14565

Tennessee (State or Other Jurisdiction of Incorporation)	62-0634010 (I.R.S. Employer Identification No.)

4300 New Getwell Road, Memphis, Tennessee 38118

(Address of principal executive offices)

(901) 365-8880

Registrant's telephone number, including area code

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Fred’s, Inc. has announced that it has named Rick J. Hans (60) as the Company's Chief Financial Officer, effective April 4, 2016. Hans brings to Fred's more than 25 years of experience in small-box general merchandising and healthcare services. Most recently, he served as the Vice President of Investor Relations and Finance at Walgreens Co. Prior to his role as Vice President, Mr. Hans was a Director of Finance and Assistant Treasurer.

In connection with his employment with Fred’s, Inc., Mr. Hans will earn an annual base salary of $350,000, increasing to $400,000 in fiscal year 2016 pending performance and relocation requirements. Mr. Hans will also participate in the Company’s annual incentive plan, which has both cash and equity components. During the first year of the Agreement, Mr. Hans will be eligible to receive a minimum cash incentive bonus equal to 42% of his base salary and restricted shares equal to $112,000, each based upon the achievement of performance targets and pre-defined goals. Upon joining the Company, Mr. Hans also received a combination of restricted shares and stock options valued at approximately $500,000 on the date of the grant, April 4, 2016. Restrictions will lapse ratably over a four year period beginning on the first day of the second year of employment.

There are no family relationships between Rick Hans and any other officer or director of the Company. He has not participated in any transactions with the Company that, in the aggregate, exceed $120,000.

ITEM 8.01. OTHER EVENTS.

On April 4, 2016 the Company announced that it has named Rick J. Hans Chief Financial Officer of the Company. The full text of the press release announcing Mr. Hans’ appointment to Chief Financial Officer is set forth in Exhibit 99.1 to this report and is incorporated herein by reference. The information in this report, including the exhibit attached hereto, is furnished pursuant to Item 2.02 and shall He not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

99.1	Press Release issued by Fred's, Inc., dated April 4, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRED'S, INC.
(Registrant)

Date: April 7, 2016	By:	/s/ Jerry A. Shore
Jerry A. Shore
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit(s)

99.1	Copy of press release issued by Fred's, Inc. on April 4, 2016.